UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2012

OMNICELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1201 Charleston Road
Mountain View, CA  94043

(Address of principal executive offices, including zip code)

(650) 251-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2012, Joseph E. Whitters tendered his resignation from the Board of Directors (the “Board”) of Omnicell, Inc. (the “Company”), effective January 1, 2013.  Mr. Whitters’ resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, or regarding the general direction of the Company. Omnicell wishes to thank Mr. Whitters for his nearly 10 years of contribution to the Board.

On October 30, 2012, the Board appointed James T. Judson, a current Omnicell director and a member of the Audit Committee of the Board, as Chair of the Audit Committee, to be effective concurrent with the effective date of Mr. Whitters’ resignation.

On October 30, 2012, the Board elected Mark W. Parrish to serve as a member of the Board to fill the vacancy created by Mr. Whitters’ resignation, and as a member of the Corporate Governance Committee of the Board, both roles to be effective January 1, 2013.

In connection with his election to the Board, Mr. Parrish will be granted a non-qualified stock option (the “Initial Board Grant”) valued at $150,000 as of the date of grant, pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Plan”). The Initial Board Grant will vest in equal annual installments over three years from the date of grant. Mr. Parrish will also be granted a prorated annual board member restricted stock grant (the “Annual Board Grant”) valued at $45,600 as of the date of grant, pursuant to the Plan. The Annual Board Grant will vest in full on the date of the Company’s next annual meeting of stockholders, so long as Mr. Parrish remains a director until such date.  In connection with his appointment to the Corporate Governance Committee of the Board, Mr. Parrish will be granted an additional prorated restricted stock award (the “Committee Grant”) valued at $2,850 as of the date of grant, pursuant to the Plan. The Committee Grant will vest in full on the date of the Company’s next annual meeting of stockholders, so long as Mr. Parrish remains a director until such date. The Initial Board Grant, Annual Board Grant and Committee Grant were authorized by the Board on October 30, 2012 to be deemed granted and effective as of January 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: November 2, 2012	By:	/s/ Dan S. Johnston
Dan S. Johnston,
Executive Vice President and General Counsel